Exhibit 10.12

AMALGAMATED BANK

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (“Agreement”) is entered on [DATE], between Amalgamated Bank (the “Bank”) and EMPLOYEE/BOARD MEMBER (the “Award Recipient”).

WHEREAS, [NUMBER OF SARS] Stock Appreciation Rights (“SARs”) were issued to the Award Recipient on [DATE] (“Grant Date”) under the Bank’s [YEAR] Long-Term Incentive Plan (the “Award”);

WHEREAS, the Award, as originally granted, was exempt from Section 409A of the Code because it satisfied the requirements for stock appreciation rights under Treasury Regulations Section 1.409A-1(b)(5)(i)(B);

WHEREAS, the parties wish to make minor amendments to the Award in a manner that allows it to continue to qualify for exemption from Section 409A of the Code by satisfying the requirements for nonqualified stock options under Treasury Regulations Section 1.409A-1(b)(5)(i)(A); and

WHEREAS, no changes will be made to the Award that will provide the Award Recipient with any direct or indirect reduction in the exercise price of the Award or that would otherwise constitute an impermissible modification under Treasury Regulations Section 26 C.F.R. § 1.409A-1(b)(5)(v)(B).

NOW, THEREFORE, in consideration of the premises, it is agreed that the original Award shall be amended and replaced to provide in full as follows:

1. Conditional Award of Stock Options

1.1 Upon the terms and conditions of this Agreement, the Bank hereby restates and converts the SARs to the form of nonqualified stock options with respect to [NUMBER OF SHARES] of the Class A common stock of the Bank (“Common Stock”) that become exercisable based upon satisfaction of the conditions set forth herein (the “Award”).

1.2 The exercise price of each share of Common Stock (“Share”) with respect to which a Stock Option is granted hereunder is equal to the Fair Market Value of a Share at the Grant Date.

1.3 Upon exercise of a Stock Option and the attendant surrender of Stock Options, the Award Recipient will be entitled to receive payment of an amount determined by multiplying –

(a)	the excess of the Fair Market Value of a Share on the date of exercise of the Stock Option over the exercise price per Share of the Stock Options, by

(b)	the number of Shares with respect to which the Stock Options have been exercised.

2. Award Restrictions and Vesting Conditions

2.1 The Stock Options may be exercised in accordance with the following schedule, provided that on the applicable date below the Award Recipient remains in the Continuous Service of the Bank.

Applicable Date	Percentage of Award that may be Exercised
January 1, 20__	33.3%
January 1, 20__	33.3%
January 1, 20__	33.4%

provided, however, that on each date above if a fraction of a Share would first become exercisable, a whole Share shall become exercisable in lieu thereof and on the last date on which a portion of the Award becomes exercisable, the number of Stock Options that become exercisable will be the total number of Stock Options awarded less the total number of Stock Options that previously became exercisable.

2.3 The Stock Options shall expire and may not be exercised later than ten (10) years following the Grant Date (the “Term”).

2.4 Notwithstanding the foregoing, the Stock Options shall become accelerated and immediately exercisable in the event of the Award Recipient’s termination of employment as a result of death.

2.5 To the extent that an Award Recipient is not entitled to exercise a Stock Option at the date of his or her termination of Continuous Service, or if the Award Recipient (or other Person entitled to exercise the Stock Option) does not exercise the Stock Option to the extent so entitled within the time specified in this Agreement or below (as applicable), the Stock Option shall terminate. In no event may any Stock Option be exercised after the expiration of the Stock Option Term as set forth in this Agreement.

2.6 The following provisions shall apply when there is a termination of the Award Recipient’s Continuous Service:

(a)

Termination other than Upon Disability or Death or for Cause. In the event of termination of an Award Recipient’s Continuous Service (other than as a result of Award Recipient’s death, Disability, retirement after age 65 or termination for Cause), the Award Recipient shall have the right to exercise a Stock Option at any time up to the earlier of the expiration of the Term of such Stock Option or within three (3) months following such termination to the extent the Award Recipient was entitled to exercise such Stock Option at the date of such termination.

(b)

Disability. In the event of termination of an Award Recipient’s Continuous Service as a result of his or her being Disabled, the Award Recipient shall have the right to exercise all vested Stock Options at any time up to the earlier of the expiration of the Term of such Stock Option or within three (3) years following such termination of Continuous Service, and all unvested Stock Options will continue to vest according to the vesting schedule in Section 2.1 and can be exercised, once vested, for up to three (3) years from the vesting date.

(c)

Retirement. In the event of termination of an Award Recipient’s Continuous Service as a result of Award Recipient’s retirement after age 65, the Award Recipient shall have the right to exercise the Stock Option at any time up to the earlier of the expiration of the Term of such Stock Option or within three (3) years following such termination to the extent the Award Recipient was entitled to exercise such Stock Option at the date of such termination.

(d)

Death. In the event of the death of an Award Recipient during the period of Continuous Service since the Grant Date of a Stock Option, then all unvested Stock Options will vest immediately and the Stock Option may be exercised at any time up to the earlier of the expiration of the Term of the Stock Option or one (1) year following the date of the Award Recipient’s death, in each case by the Award Recipient’s estate or by a Person who acquired the right to exercise the Stock Option by bequest or inheritance.

(e)

Cause. If the Committee determines that an Award Recipient’s Continuous Service terminated due to Cause, the Award Recipient shall immediately forfeit the right to exercise any Stock Option, and it shall be considered immediately null and void.

2.7 Awards under this Agreement shall be subject to forfeiture or recoupment by the Bank or as otherwise required by law, consistent with the Bank’s Policy on Sound Executive Compensation, as such policy may be amended from time to time.

2.8 To exercise the Stock Options, the Person entitled to exercise the Stock Options must provide a signed written notice or the equivalent to the Bank or its designee, as prescribed by the Committee, stating the number of Shares with respect to which the Stock Options are being exercised. Such notice shall be accompanied by payment in full of the aggregate exercise price and any required tax withholding, at the election of the Award Recipient (or other Person entitled to exercise), in cash, by salary deduction authorization, by check, bank draft or money order payable to the order of Company. If the Committee approves, the Executive may also satisfy all or a portion of his obligation by: (a) the Bank withholding and not issuing a number of Shares of Common Stock otherwise issuable upon the exercise of the Stock Option which Shares have a Fair Market Value equal to the aggregate exercise price on the exercise date as determined by the Committee, (b) payment in full or part in the form of Shares of Common Stock owned by the Award Recipient (and for which the Award Recipient has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the exercise date as determined by the Committee, or (c) other methods as may be acceptable to the Committee. No Common Stock shall be issued under this Stock Option until payment has been made or arranged, as provided herein.

3. Additional Restrictions on Stock Options

3.1 During the Award Recipient’s lifetime, the Stock Options may be exercised only by the Award Recipient or by the Award Recipient’s guardian or legal representative. The Stock Options must be exercised while the Award Recipient is employed by the Bank, or in the event of a termination of employment, for such period following termination under certain circumstances, as may be provided in Section 2.6 of this Agreement. Notwithstanding the foregoing, no Stock Option may be exercised more than ten years following the Grant Date.

3.2 In the event the Award Recipient is discharged from the employ of the Bank or an Affiliate for Cause, the Award Recipient shall forfeit the right to exercise any portion of these Stock Options, which shall be immediately null and void.

3.3 The Stock Options shall not entitle the Award Recipient to any incidents of ownership (including, without limitation, dividend and voting rights) in any Shares of Common Stock of the Bank. Neither the Stock Options nor the right to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, whether voluntarily or involuntarily. The Bank shall not segregate any assets in connection with Stock Options granted under this Agreement. The rights of an Award Recipient to benefits under this Agreement shall be solely those of a general, unsecured creditor of the Bank.

4. Payout of Stock Options

Upon exercise of a Stock Option, the Award Recipient will be issued Shares of Common Stock as soon as practicable after the exercise date, subject to the Bank’s compliance with applicable securities laws as described in Section 6.1.

Common Stock acquired pursuant to the exercise of a Stock Option is subject to the terms and conditions of the Bank’s Organization Certificate, bylaws, and other governing documents of the Bank, as they may be amended from time to time.

5. Tax Matters

5.1 The Bank shall have the right to withhold from any payments under this Agreement, or to collect as a condition of payment, any taxes required by law to be withheld. By accepting this Agreement, the Award Recipient agrees that he or she is solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code) and that the Bank shall not have any obligation whatsoever to pay such taxes.

5.2 The Award Recipient understands that the Award Recipient (and not the Bank) shall be responsible for the Award Recipient’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

5.3 It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom. The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent. No exercise and payout of any Stock Options shall be permitted unless permitted under Section 409A.

6. Additional Conditions

6.1 The Award Recipient acknowledges and makes the representations and warranties as described below and agrees to provide such other representations and warranties and take such actions as otherwise may be requested by the Bank for compliance with applicable laws, and any issuance of Common Stock by the Bank shall be made in reliance upon the express representations and warranties of the Award Recipient that:

(a)	In evaluating the merits and risks of an investment in the common stock, he or she has and will rely upon the advice of his or her own legal counsel, tax advisors, and/or investment advisors.

(b)	he or she is aware that any value the Common Stock may have depends on vesting as well as the Fair Market Value of the Common Stock.

(c)	he or she has read and understands the restrictions and limitations set forth in this Agreement and the Bank’s governing documents, which are imposed on the Common Stock.

(d)

At no time was an oral representation made to him/her relating to the acquisition of Common Stock and the Award Recipient was not presented with or solicited by any promotional meeting or material relating to the Common Stock.

The Award Recipient agrees, as a condition of exercising or acquiring Common Stock under this Award, to execute such additional documents and provide such additional assurances as may be requested by the Bank. The Award Recipient further acknowledges that the Bank may, upon advice of legal counsel to the Bank, place legends on stock certificates issued in settlement of this Award as such legal counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

7. Adjustments to Stock Option

Appropriate adjustments shall be made to the number and class of Shares of Common Stock subject to the Stock Option and to the exercise price, as set forth below:

7.1 Changes in Capitalization. The Committee may equitably adjust the number of Shares covered by each outstanding Award, as well as the exercise price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares of Common Stock of the Bank resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Common Stock of the Bank, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Bank. In the event of any such transaction or event, the Committee may provide in substitution for all or a portion of this Award such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Stock Options so replaced. In any case, such substitution of securities shall not require the consent of the Award Recipient. Except as expressly provided herein, if the Bank issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to the number or price of Shares subject to this Award.

7.2 Dissolution or Liquidation. In the event of the dissolution or liquidation of the Bank other than as part of a Change in Control, this Award will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

7.3 Change in Control. In the event of a Change in Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Bank’s shareholders or the Award Recipient, take one or more of the following actions to the extent consistent with Section 409A of the Code:

(a)	automatically vest in full or part (and to the extent applicable, make exercisable, in full or in part) the Award;

(b)

arrange for or otherwise provide that the Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”);

(c)

require that all outstanding Stock Options be exercised on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Stock Options shall terminate;

(d)	arrange or otherwise provide for the payment of cash or other consideration to the Award Recipient in exchange for the satisfaction and cancellation of this Award; or

(e)	make such other modifications, adjustments or amendments to this Award as the Committee deems necessary or appropriate, subject however to the terms of Section 7.5 below.

7.4 Certain Distributions. In the event of any distribution to the Bank’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Bank) without receipt of consideration by the Bank, the Committee may, in its discretion, appropriately adjust the price per Share Equivalent covered by each outstanding Award to reflect the effect of such distribution.

7.5 Modification, Extension, and Renewal of Awards. Within the limitations of this Agreement, the Committee may modify this Award to accelerate the rate at which a Stock Option may be exercised (including without limitation permitting a Stock Option to be exercised in full without regard to the installment or vesting provisions of this Agreement or whether the Stock Option is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of this Award, to extend or renew this Award in compliance with Section 409A, to the extent applicable, or to accept the cancellation of this Award to the extent not previously exercised. However, the Committee may not cancel an outstanding Stock Option that is underwater for the purpose of reissuing the Stock Option to the Participant at a lower exercise price or granting a replacement award of a different type.

7.6 Limitations on Repricing. Except as permitted in Section 7.1 for a change in capitalization or Section 7.3 for a Change in Control, the terms of this Award may not be amended to reduce the exercise price of outstanding Stock Options or cancel outstanding Stock Options in exchange for cash, other awards, or Stock Options with an exercise price that is less than the exercise price of the original Stock Options without stockholder approval.

8. No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Bank or to interfere in any way with the right of the Bank to terminate the Award Recipient’s employment relationship with the Bank at any time.

9. Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

10. Definitions

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to this plan under applicable U.S. federal and state laws, the Code, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Bank” means Amalgamated Bank, a New York commercial bank; provided, however, that in the event the Bank reincorporates to another jurisdiction, all references to the term “Bank” shall refer to the Bank in such new jurisdiction.

“Board” means the Board of Directors of the Bank.

“Cause” for termination of the Award Recipient’s Continuous Service will exist if the Award Recipient is terminated from employment or other service with the Bank for any of the following reasons: (i) the Award Recipient’s willful failure1 to substantially perform his or her duties and responsibilities to the Bank or deliberate violation of a material Bank policy; (ii) the Award Recipient’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Award Recipient’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Bank or any other party to whom the Award Recipient owes an obligation of nondisclosure as a result of his or her relationship with the Bank; or (iv) the Award Recipient’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Bank.

The Committee shall in its discretion determine whether or not the Award Recipient is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Award Recipient, the Bank, and all other affected persons. The foregoing definition does not in any way limit the Bank’s ability to terminate the Award Recipient’s employment at any time, and the term “Bank” will be interpreted herein to include any of its Affiliates or successor thereto, if appropriate.

“Change in Control” means,

(a)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 25 percent (25%) of the combined voting power of the Bank’s then outstanding securities; provided, however, that for purposes of this paragraph (a), of this definition the following acquisitions shall not constitute a Change in Control:

(i)	any acquisition of securities directly from the Bank,

(ii)	any acquisition of securities by the Bank,

(iii)	any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Bank or any corporation controlled by the Bank, or

[1]	Drafting Note: For 2016 (and possibly 2016) awards, delete “willful” and add “, neglect of or refusal” after ‘failure’.

(iv)	any acquisition of securities by any corporation or entity pursuant to a transaction that does not constitute a Change in Control under paragraph

(c)	of this definition; or

(b)

Individuals who, as of the date the Bank’s 2017 Long-Term Incentive Plan was adopted by the Board (the “Approval Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Approval Date whose election, or nomination for election by the Bank’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(c)

consummation of a reorganization, merger, or consolidation (including a merger, or consolidation of the Bank or any direct or indirect subsidiary of the Bank), or sale or other disposition of all or substantially all of the assets of the Bank (a “Business Combination”), in each case, unless, following such Business Combination,

(i)

all or substantially all of the individuals and entities who were the beneficial owners of the Bank’s outstanding Common Stock and the Bank’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50 percent (50%) of the then outstanding shares of common stock, and more than 50 percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this subparagraph (c)(i) and paragraphs (c)(ii) and (c)(iii) shall include a corporation which as a result of such transaction owns the Bank or all or substantially all of the Bank’s assets either directly or through one or more subsidiaries), and

(ii)

except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Bank or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25 percent (25%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25 percent (25%) or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii)

at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	approval by the shareholders of the Bank of a plan of complete liquidation or dissolution of the Bank.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. All references to specific Sections of the Code include the applicable regulations or guidance issued thereunder, as those may be amended from time to time.

“Committee” means the Compensation Committee of the Board, or if no such Committee is appointed, the Board. “Continuous Service” means the absence of any interruption or termination of service as an

Employee, Director or Contractor. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that in each case such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Bank policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Bank or between the Bank, its Affiliates, or their respective successors. Changes in status between service as an Employee and a Director, or between an Employee and a Contractor, will not constitute an interruption of Continuous Service.

“Contractor” means an individual or entity providing services to the Bank (not as an Employee) as described in Treas. Reg. §1.409A-1(f)(1) and which for any taxable year accounts for gross income from the performance of services under the cash receipts and disbursements method of accounting.

“Director” means a member of the Board.

“Disabled” or “Disability” refers to a condition under which a Participant –

(a)

is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)

is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Bank.

“Employee” means any person whom the Bank classifies as an employee (including an officer) for employment tax purposes. The payment by the Bank of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Bank.

“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such Common Stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Committee deems reliable; (ii) unless otherwise provided by the Committee, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation as described in clause (i) above exists; or (iii) in the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Committee in good faith by the reasonable application of a reasonable valuation method and in a manner that complies with Section 409A of the Code.

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization, or organizational entity.

11. Treatment upon Death

Upon the Award Recipient’s death, any such interest will be transferred as provided in the Award Recipient’s will or according to the applicable laws of descent and distribution.

12. Notices

Any notice or communication required or permitted by any provision of this Agreement to be given to the Award Recipient shall be in writing or by electronic means as set forth in Section 18 and, if in writing, shall be delivered personally or sent by certified mail, return receipt requested, addressed to the Award Recipient at the last address that the Bank had for the Award Recipient on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed, or electronically delivered.

13. Modifications

This Agreement may be modified or amended at any time without the consent of the Award Recipient; provided that, except as otherwise provided by Applicable Law, the Award Holder must consent in writing or by electronic means to any modification that adversely alters or impairs any vested rights or obligations under this Stock Option. Notwithstanding the foregoing, the Bank reserves the right to amend or terminate this Agreement as necessary to comply with Section 409A.

14. Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

15. Severability

Every provision of this Agreement is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Agreement.

16. General

16.1 This Agreement contains all terms of the Award and supersedes and replaces all prior discussions and documents relating to the Award, including but not limited to the original Stock Appreciation Rights Agreement referenced at the beginning of this Agreement.

16.2 The Bank shall be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due the Bank or any Affiliate against any amount due and payable by the Bank or any Affiliate to an Award Recipient pursuant to this Agreement or otherwise.

16.3 All section references are to sections of this Agreement unless otherwise specified.

16.4 The Bank shall not segregate any assets in connection with Stock Options granted under this Agreement. The rights of the Award Recipient to benefits under this Agreement shall be solely those of a general, unsecured creditor of the Bank.

16.5 This Award shall be subject to forfeiture or recoupment by the Bank or as otherwise required by law, consistent with the Bank’s Policy on Sound Executive Compensation, as such policy may be amended from time to time.

16.6 Administration. The Committee shall administer this Award in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly-appointed Committee, or if the Board otherwise chooses to act in lieu of the Committee, the Board shall function as the Committee for all purposes of this Award.

Subject to the provisions of this Agreement, the Committee shall have the authority, in its sole discretion:

(i)	to determine, from time to time, Fair Market Value;

(ii)

to determine, and to set forth in this Agreement, the terms and conditions of this Award, including any applicable exercise price, the installments and conditions under which this Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting, acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iii)

to approve the form of this Agreement and all other documents, notices, and certificates in connection therewith, which need not be identical either as to type of Award or among other Award Recipients;

(iv)	to construe and interpret the terms of this Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to this Award and its administration;

(v)

in order to fulfill the purposes of this Award and without amending this Agreement, modify, cancel, or waive the Bank’s rights with respect to this Award, and to adjust or to modify this Agreement for changes in Applicable Law; and

(vi)	to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer this Award or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in this Agreement, the Committee may delegate administrative functions to individuals who are officers, or Employees of the Bank or its Affiliates. If the Award Recipient is not an officer, the Committee may delegate to appropriate officers of the Bank its authority to determine the size and type of Awards to be received by the Award Recipient and to set and modify the terms of such Award; provided, however, that all such Awards shall comply with the terms of this Agreement. Any actions taken by the delegate shall be treated as actions by the Committee.

The Committee shall have the sole discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Agreement. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The

Committee’s interpretation and construction of any provision of this Agreement shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction, or determination made in good faith with respect to this Award or this Agreement. The Bank and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director or Employee, who takes action in connection with this Award for all expenses incurred with respect to this Award, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under this Award. The Bank and its Affiliates may obtain liability insurance for this purpose.

17. Governing Law

The laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

18. Electronic Delivery; Acceptance of Agreement

The Bank may, in its sole discretion, deliver any documents related to this Award by electronic means or request the Award Recipient’s consent to this Award by electronic means. By accepting the terms of this Agreement, the Award Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in this Award through an on-line or electronic system established and maintained by the Bank or a third party designated by the Bank.

IN WITNESS WHEREOF, the Award Recipient and the Bank have signed this Agreement.

AMALGAMATED BANK		AWARD RECIPIENT

By
Name:	Keith Mestrich	Name:
Title:	President & CEO	Title:

Date:		Date: